Exhibit 23.1

Consent of Steven J. Nicholls

January 22, 2015

TO: Gold Standard Ventures Corp.

Ladies and Gentlemen:

Reference is made to the Technical Report on the Maiden Resources Estimate Pinion Project, Elko County, Nevada, USA, dated October 24, 2014 (the “Report”).

I hereby consent to the use of my name and references to the Report, or portions thereof, in the Form 6-K of Gold Standard Ventures Corp. (the “Registrant”), filed with the United States Securities and Exchange Commission (the “SEC”) on October 28, 2014, and incorporated by reference in the registration statement on Form F-3 (the “F-3”) filed by the Registrant with the SEC on June 13, 2014 pursuant to the United States Securities Act of 1933, as amended, and as supplemented by any subsequent prospectus supplements (together with the F-3, the “Prospectus”), and to the reference to me under the heading “Experts” in the Prospectus, which is part of the F-3, and any amendment thereto.

I confirm that I have read the F-3 and I have no reason to believe that there are any misrepresentations therein that are derived from the Report or that are within my knowledge as a result of the services performed by me in connection with the Report.

Yours truly,

/s/Steven J. Nicholls
Steven J. Nicholls, BA.Sc. MAIG